AGREEMENT AND PLAN OF MERGER

by and among

CALIFORNIA NEWS TECH,

DB ACQUISITION, INC.

and

DEBUT BROADCASTING CORPORATION, INC.

May 17, 2007

Section 5.3	Consents and Approvals; No Violations	16
Section 5.4	Litigation	17
Section 5.5	No Default; Compliance with Applicable Laws	17
Section 5.6	Broker’s and Finder’s Fees; Broker/Dealer Ownership	17
Section 5.7	Capitalization of Parent	17
Section 5.8	Acquisition Corp	18
Section 5.9	Validity of Shares	18
Section 5.10	SEC Reporting and Compliance	18
Section 5.11	Financial Statements	19
Section 5.12	No General Solicitation	19
Section 5.13	Absence of Undisclosed Liabilities	19
Section 5.14	Changes	19
Section 5.15	Tax Returns and Audits	20
Section 5.16	Employee Benefit Plans; ERISA	21
Section 5.17	Interested Party Transactions	21
Section 5.18	Questionable Payments	21
Section 5.19	Obligations to or by Stockholders	22
Section 5.20	Schedule of Assets and Contracts	22
Section 5.21	Environmental Matters	22
Section 5.22	Employees	23
Section 5.23	Title to Property and Encumbrances	23
Section 5.24	Condition of Properties	24
Section 5.25	Insurance Coverage	24
Section 5.26	Disclosure	24

ARTICLE VI CONDUCT OF BUSINESSES PENDING THE MERGER		24
Section 6.1	Conduct of Business by the Company Pending the Merger	24
Section 6.2	Conduct of Business by Parent and Acquisition Corp	25

ARTICLE VII ADDITIONAL AGREEMENTS		26
Section 7.1	Access and Information	26
Section 7.2	Additional Agreements	26
Section 7.3	Publicity	27
Section 7.4	Appointment of Directors	27
Section 7.5	Reserved
Section 7.6	Spin off of Existing Business Operations	28
Section 7.8	Name Changes	27
Section 7.9	Stockholder Consent	27

ARTICLE VIII CONDITIONS OF PARTIES’ OBLIGATIONS		28
Section 8.1	Company Obligations	28
Section 8.2	Parent and Acquisition Corp. Obligations	29

ARTICLE IX INDEMNIFICATION AND RELATED MATTERS		31
Section 9.1	Indemnification by Parent	31
Section 9.2	Survival	31
Section 9.3	Time Limitations	31

LIST OF EXHIBITS

Exhibit	Description
Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	By-laws of Surviving Corporation
Exhibit C	Directors of Parent Pre-Effective Time and Post-Effective Time
Exhibit D	Notes to be Converted
Exhibit E	List of Parent Stockholders
Exhibit G	Certificate of Incorporation of Parent
Exhibit H	Bylaws of Parent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of May 17, 2007 by and among CALIFORNIA NEWS TECH, a Nevada corporation (“Parent”), DB ACQUISITION, INC., a Nevada corporation and a wholly-owned subsidiary of Parent (“Acquisition Corp.”), and DEBUT BROADCASTING CORPORATION, INC., a Tennessee corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of each of Parent, Acquisition Corp. and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent, which acquisition is to be effected by the merger of Acquisition Corp. with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement (as defined herein);

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Acquisition Corp.” shall have the meaning given to such term in the preamble to this Agreement.

“Acquisition Proposal” shall have the meaning given to such term in Section 6.2 hereof.

“Action” shall mean any claim, action, suit, proceeding, investigation or order.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, including the exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions hereof.

“Balance Sheet” shall have the meaning given to such term in Section 4.5 hereof.

“Balance Sheet Date” shall have the meaning given to such term in Section 4.5 hereof.

“By-laws” shall have the meaning given to such term in Section 2.3(b) hereof.

“Certificate of Incorporation” shall have the meaning given to such term in Section 2.3(a) hereof.

“Closing” shall have the meaning given to such term in Section 2.5 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.5 hereof.

“Code” shall have the meaning given to such term in the third recital to this Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, no par value per share, of the Company.

“Company Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of the Company and its subsidiaries, taken as a whole, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects the Company and its subsidiaries, taken as a whole.

“Company Preferred Stock” shall mean, collectively, all Preferred Stock, if any, issued or issuable by the Company.

“Company Stock Options” shall have the meaning given to such term in Section 3.3(a) hereof.

“Contract” shall have the meaning given to such term in Section 4.4 hereof.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to, with or by any Person.

“Convertible Notes” shall mean the issued and outstanding Convertible Promissory Notes of the Company.

“Dissenting Shares” shall have the meaning given to such term in Section 3.2(d) hereof.

“Effective Time” shall have the meaning given to such term in Section 2.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 4.13 hereof.

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as any of the above referenced statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above referenced statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, chemical substance or mixture, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas; or (d) mold.

“Incentive Plans” shall have the meaning given to such term in Section 3.3(d) hereof.

“Indebtedness” shall mean any obligation of the Company that under GAAP is required to be shown on the Balance Sheet of the Company as a Liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Information Statement” shall have the meaning given to such term in Section 7.7 hereof.

“Intellectual Property” shall have the meaning given to such term in Section 4.12(b) hereof.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Letter of Transmittal” shall have the meaning assigned to it in Section 3.2 hereof.

“Liability” shall mean any and all liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning given to such term in the second recital to this Agreement.

“NRS” shall mean the General Corporation Law of the State of Nevada, as amended.

“Parent” shall have the meaning given to such term in the preamble to this Agreement.

“Parent Balance Sheet” shall have the meaning assigned to such term in Section 5.13 hereof.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 5.13 hereof.

“Parent Common Stock” shall mean the common stock, par value $0.003 per share, of Parent.

“Parent Employee Benefit Plans” shall have the meaning assigned to such term in Section 5.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to such term in Section 5.11 hereof.

 “Parent Material Adverse Effect” means any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of Parent and its subsidiaries, taken as a whole, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects Parent and its subsidiaries, taken as a whole.

“Parent Preferred Stock” shall mean the preferred stock, par value $0.003 per share, of Parent.

“Parent SEC Documents” shall have the meaning assigned to such term in Section 5.10(b) hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Parent Stockholder Consent” shall have the meaning assigned to such term in Section 7.10 hereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

“Stockholder” shall mean any record holder of Company Capital Stock.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code Section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in either clauses (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

“Tax Sharing Agreements” shall have the meaning given to such term in Section 4.15 hereof.

“TCA” shall mean the General Corporation Law of the State of Tennessee, the Tennessee Code Annotated, as amended.

ARTICLE II
THE MERGER

Section 2.1  Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Acquisition Corp. shall be merged with and into the Company in accordance with the NRS and the TCA. Following the Effective Time, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the corporation surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 2.2  Effective Time. The Parent, the Company and Acquisition Corp. shall cause a certificate of merger to be filed on the Closing Date (or on such other date as the Company and Parent may agree in writing) with the Secretary of State of the State of Nevada as provided in the NRS and the Secretary of State of the State of Tennesse as provided in the TCA, and shall make all other filings or recordings required by the NRS and the TCA in connection with the Merger, on or before May 18, 2007. The Merger shall become effective at such time as the certificate of merger is duly filed in accordance with the NRS with the Secretary of State of the State of Nevada and the TCA with the Secretary of State of Tennessee or such later time as specified in the certificate of merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3  Certificate of Incorporation; By-laws; Directors and Officers.

(a)  The certificate of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) from and after the Effective Time until thereafter changed or amended as provide therein or in accordance with applicable law.

(b)  The by-laws of Acquisition Corp. as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit B hereto, shall be the by-laws of the Surviving Corporation (the “By-laws”) from and after the Effective Time until thereafter changed or amended as provided therein or in accordance with applicable law.

(c)  One or more of the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws.

(d)  Upon the filing of the certificate of merger with the Secretary of State of the States of Nevada and Tennessee as contemplated by Section 2.2 hereof, the officers and directors of the Parent designated on Exhibit C hereto shall resign, to be replaced by the officers and directors designated on Exhibit C hereto, who shall immediately take such offices. The appointment of new directors in accordance with the terms of this Section 2.3(d) shall be accomplished through the filling of vacancies in the Board of Directors of the Parent in compliance with the applicable provisions of the NRS and the by-laws of the Parent and without the vote (by written consent or otherwise) of the shareholders of the Parent.

Section 2.4  Effects of the Merger. The Merger shall have the effects set forth in the NRS and TCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation. The Company acknowledges that, from and after the Effective Time,

Section 2.5  Closing. The consummation of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall take place: (a) at the offices of Cane Clark, 3273 E. Warm Springs Rd., Las Vegas, NV at 10:00 a.m. local time on the date on which all of the conditions to the Closing set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement (other than conditions that can be satisfied only at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or (b) at such other place, time and date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.6  Tax-Free Merger. The parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

ARTICLE III
MERGER CONSIDERATION; CONVERSION AND EXCHANGE OF SECURITIES

Section 3.1  Manner and Basis of Converting and Exchanging Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding shares of capital stock or other securities of the Company, Parent or Acquisition Corp.:

(a)  Acquisition Corp. Stock. Each share of common stock, par value $0.001 per share, of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock, par value $0.001 per share, of the Surviving Corporation, such that Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

(b)  Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive one (1) share of Parent Common Stock.

(c)  Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock, if any, owned by Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled in the Merger and shall not be converted or exchanged into the right to receive any shares of capital stock or other securities of Parent.

(d)  No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional shares of Parent Common Stock that a holder of record of Company Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Parent Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded up to the nearest whole number of shares of Parent Common Stock.

Section 3.2  Surrender and Exchange of Certificates.

(a)  Letter of Transmittal. Promptly after the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of certificate(s) formerly representing ownership of Company Capital Stock that was converted into the right to receive Parent Common Stock pursuant to Section 3.1 hereof (i) a letter of transmittal (“Letter of Transmittal”) for delivery of such certificate(s) to Parent and (ii) instruction for use in effecting the surrender of certificate(s), in each case in form and substance mutually agreeable to the Company and Parent. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or a duly authorized agent of Parent) of certificate(s) formerly representing ownership of Company Capital Stock (or an affidavit of lost certificate and indemnification or surety bond) and a properly completed and duly executed Letter of Transmittal, as described in Section 3.2(b) hereof. Notwithstanding the foregoing, Parent shall not be required to mail, or cause to be mailed, a Letter of Transmittal to any record holder of certificate(s) formerly representing ownership of Company Capital Stock if such holder has previously agreed or consented to the exchange of certificates that are held in custody by the Company for the benefit of such holder.

(b)  Exchange Procedures. Parent shall issue to each former record holder of Company Capital Stock, upon delivery to Parent (or a duly authorized agent of Parent) of (i) certificate(s) formerly representing ownership of Company Capital Stock endorsed in blank or accompanied by duly executed stock powers (or an affidavit of lost certificate and indemnification in form and substance reasonably acceptable to Parent stating that, among other things, the former record holder has lost his or her certificate(s) or that such certificate(s) have been destroyed) and (ii) a properly completed and duly executed Letter of Transmittal in form and substance reasonably satisfactory to Parent, a certificate or certificates registered in the name of such former record holder representing the number of shares of Parent Common Stock that such former record holder is entitled to receive in accordance with Section 3.1 hereof. Subject to Section 3.2(d) hereof, until the certificate(s) (or affidavit) is delivered together with the Letter of Transmittal in the manner contemplated by this Section 3.2(b), each certificate (or affidavit)

previously representing ownership of Company Capital Stock shall be deemed at and after the Effective Time to represent only the right to receive Parent Common Stock and the former record holders thereof shall cease to have any other rights with respect to his or her Company Capital Stock.

(c)  Termination of Exchange Process. Any Parent Common Stock that remains unclaimed by a former record holder of Company Capital Stock at the first anniversary of the Effective Time may be deemed “abandoned property” subject to applicable abandoned property, escheat and other similar laws in the State in which the former record holder resides. None of the Company, Parent, Acquisition Corp. or the Surviving Corporation shall be liable to any person in respect of any Parent Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)  Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Capital Stock in accordance with the TCA (“Dissenting Shares”) shall not be entitled to vote for any purpose or receive dividends, shall not be converted into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and shall only be entitled to receive such consideration as shall be determined pursuant to the TCA; provided, however, that if, after the Effective Time, such Stockholder fails to perfect or withdraws or loses his or her right to appraisal or otherwise fails to establish the right to be paid the value of such Stockholder’s shares of Company Capital Stock under the TCA, such shares of Company Capital Stock shall be treated as if they had converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and such shares of Company Capital Stock shall no longer be Dissenting Shares. All negotiations with respect to payment for Dissenting Shares shall be handled jointly by Parent and the Company prior to the Closing and exclusively by Parent thereafter. In the event that one percent (1%) or more of the outstanding shares of the Company are Dissenting Shares, the Company has the sole discretion to terminate this Agreement, which shall forthwith become void and of no further force and effect and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party hereto from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(e)  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Company Capital Stock are presented to the Surviving Corporation, these certificates shall be canceled and exchanged for the number of shares of Parent Common Stock to which the former record holder may be entitled pursuant to Section 3.1 hereof.

(f)  Further Rights in Company Stock.  All shares of Parent Common Stock issued upon exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

Section 3.3  Options, Warrants. The Company has no issued or outstanding warrants and options to purchase shares of Company Common Stock (collectively, the “Company Stock Options”) and therefore at the Effective Time none will be issued.

Section 3.4  Parent Common Stock. Parent shall reserve a sufficient number of shares of Parent Common Stock to complete the conversion and exchange of Company Capital Stock into Parent Common Stock contemplated by Sections 3.1 and 3.2 hereof, and the issuance of any Parent Common Stock underlying options and warrants to acquire Parent Common Stock in accordance with Section 3.3 hereof. Parent covenants and agrees that immediately prior to the Effective Time there will be 3,364,065 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities of the Parent, or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or equity securities of the Parent, shall be issued or outstanding immediately prior to the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

Section 4.1  Organization. The Company (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Tennessee, (ii) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted, except where such failure would not have, or be reasonably likely to have, a Company Material Adverse Effect. The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Company Material Adverse Effect.

Section 4.2  Authorization; Validity of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other action (except the approval of the requisite Stockholders solely with respect to consummation of the Merger) on the part of the Company or any of its Stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Corp.) is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3  Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. As of the date hereof, there are 10,000,000 shares of Company Common Stock issued and outstanding. All the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable.

Section 4.4  Consents and Approvals; No Violations. Except for (a) approval of the Merger by the requisite Stockholders and (b) filing of the certificate of merger with the Secretary of State of the States of Nevada and Tennessee, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of the Company or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”) to which the Company or any its subsidiaries or any of their respective properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to the Company or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; except, in the cases of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults or encumbrances, or any failure to receive any such Consent, approval or authorization, or to make any such notice, declaration, filing or registration as will not result in, or could reasonably be expected to result in, a Company Material Adverse Effect.

Section 4.5  Financial Statements. The Company has delivered or made available as of the date hereof or shall, prior to the Closing Date, deliver or make available to Parent the balance sheets of the Company for the fiscal year ended December 31, 2006 (the “Balance Sheet Date”) and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2005. The foregoing financial statements (including any notes thereto) (i) have been prepared based upon the books and records of the Company, (ii) have been prepared in accordance with GAAP (except as otherwise noted therein), and (iii) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as at their respective dates and for the periods then ended. To the knowledge of the Company, since the Balance Sheet Date, no fact or condition exists that has not been disclosed to Parent that has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 4.6  No Undisclosed Liabilities. Except for the Liabilities reflected in Schedule 4.6, at the time of Closing, there will be no outstanding liabilities of the Company. Schedule 4.6 details how any such disclosed liabilities will be applied and dealt with by the parties post-closing.

Section 4.7  Litigation. There is no Action pending or, to the knowledge of the Company, threatened, involving the Company or its subsidiaries or affecting any of the officers, directors or employees of the Company or its subsidiaries with respect to the Company’s or any subsidiary’s business by or before any governmental entity or by any third party that has had or could reasonably be expected to have a Company Material Adverse Effect and neither the Company nor any of its subsidiaries have received written notice that any such Action is threatened. Neither the Company nor any of its subsidiaries is in default under any judgment, order or decree of any governmental entity applicable to its business, which default could reasonably be expected to have a Company Material Adverse Effect.

Section 4.8  No Default; Compliance with Applicable Laws. The Company is not in default or violation of any material term, condition or provision of (i) its certificate of incorporation or by-laws or (ii) to the Company’s knowledge, any law applicable to the Company or its property and assets, and the Company has not received written notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 4.9  Broker’s and Finder’s Fees. To the knowledge of the Company, no Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 4.10  Contracts.

(a)  The Company is not in violation or breach of any material contract, except such violations that, in the aggregate, would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect. There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of the Company or, to the knowledge of the Company, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of the Company, other than any events or conditions that, in the aggregate would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has not received in writing any claim or threat that the Company has breached any of the terms and conditions of any material Contract, other than any material Contracts the breach of which, in the aggregate, would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)  The consent of, or the delivery of notice to or filing with, any party to a material Contract is not required for the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated under the Agreement.. The Company has made available to Parent and Acquisition Corp. true and complete copies of all Contracts and other documents requested by Parent or Acquisition Corp.

Section 4.11  Tax Returns and Audits. Other than discussed in Schedule 4.11, all required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. The Company is not and has not been delinquent in the payment of any Tax. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Company is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. The Company is not a party to, is not bound by and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), nor does it have any potential liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreements.

Section 4.12  Patents and Other Intangible Assets.

(a)  To the knowledge of the Company, the Company (i) owns or has the right to use, pursuant to a valid license, sublicense, agreement, or permission, free and clear of all Liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing.

(b)  To the knowledge of the Company, the Company owns and has the right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Intellectual Property”) required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others. All Intellectual Property can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company.

Section 4.13  Employee Benefit Plans; ERISA.

(a)  All “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) of the Company and other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type, other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded, are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(b)  There are no pending claims or lawsuits that have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(c)  There is no pending or, to the knowledge of the Company, threatened investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(d)  No actual or, to the knowledge of the Company, contingent Liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the Balance Sheet, and no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(e)  No events have occurred or are reasonably expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing such Employee Benefit Plan.

Section 4.14  Title to Property and Encumbrances. The Company has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not in the aggregate constitute a Company Material Adverse Effect.

Section 4.15  Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s existing business.

Section 4.16  Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

Section 4.17  Environmental Matters.

(a)  To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)  To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)  There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)  To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any written notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) written notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18  Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent in writing that has had or is currently having a Company Material Adverse Effect. No representation or warranty by the Company herein and no information disclosed in the exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

Parent and Acquisition Corp. hereby represent and warrant to the Company as follows:

Section 5.1  Organization. Each of Parent and Acquisition Corp. (i) is duly organized, validly existing and in good standing under the laws of its State of incorporation or organization, (ii) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted, in each case except where such failures would not have, or be reasonably likely to have, a Parent Material Adverse Effect. Each of Parent and Acquisition Corp. is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Parent Material Adverse Effect.

Section 5.2  Authorization; Validity of Agreement. Each of Parent and Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Acquisition Corp. of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of each of Parent and Acquisition Corp. and the stockholder of Acquisition Corp., and no other action on the part of either of Parent or Acquisition Corp. is necessary to authorize the execution and delivery of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement and the consummation by either of Parent or Acquisition Corp. of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Acquisition Corp., enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3  Consents and Approvals; No Violations. Except for filing of the certificate of merger with the Secretary of State of the States of Nevada and Tennessee, neither the execution, delivery or performance of this Agreement by either of Parent and Acquisition Corp. nor the consummation of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Parent or Acquisition Corp.; (ii)

violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any Lien upon any of the properties of Parent or Acquisition Corp. under any Contract to which Parent or Acquisition Corp. or any of their properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Parent or any subsidiary of Parent, or (iv) violate any order, written, judgment, injunction, decree, law, statute, rule or regulation applicable to any of Parent or Acquisition Corp. or any of their respective properties or assets; except, in the cases of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults or encumbrances, or any failure to receive any such Consent, approval or authorization, or to make any such notice, declaration, filing or registration as will not result in, or could reasonably be expected to result in, a Parent Material Adverse Effect.

Section 5.4  Litigation. There is no Action pending or, to the knowledge of the Parent, threatened, involving Parent or Acquisition Corp. or any subsidiary of Parent or affecting the officers, directors or employees of Parent or Acquisition Corp. or any subsidiary of Parent with respect to Parent’s, Acquisition Corp.’s, or any of Parent’s subsidiaries’, businesses by or before any governmental entity or by any third party and none of Parent, Acquisition Corp. nor any subsidiary of Parent has received written notice that any such Action is threatened. None of Parent, Acquisition Corp. nor any subsidiary of Parent is in default under any judgment, order or decree of any governmental entity applicable to its business which could reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5  No Default; Compliance with Applicable Laws. Neither Parent nor any of Parent’s subsidiaries is in default or violation of any material term, condition or provision of (i) their respective certificate of incorporation, by-laws or similar organizational documents or (ii) any law applicable to Parent or any of Parent’s subsidiaries or its property and assets and neither Parent nor any of Parent’s subsidiaries has received written notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 5.6  Broker’s and Finder’s Fees; Broker/Dealer Ownership. No person(s), firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation, nor, with respect to the execution, delivery and performance of this Agreement or with respect to the consummation of the transactions contemplated hereby will any such person have any right or valid claim against the Company, Parent or Acquisition Corp. to any such payment.

Section 5.7  Capitalization of Parent. As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock. As of the date hereof there are 364,065 shares of Parent Common Stock, par value $0.003, issued and outstanding. Other than as provided in Article III and Section 7.9 of this Agreement in connection with securities to be issued or to become issuable in connection with or as a result of the Merger, Parent has only those outstanding Convertible securities including options, warrants, and notes as provided in Schedule 5.7 attached hereto. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. And other than as further provided in Schedule 5.7, there are no registration rights or similar rights applicable to any shares of Parent Common Stock or any capital stock or other securities of

Parent or Acquisition Corp. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person. All of the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time have been issued in compliance with the Securities Act and applicable state securities laws and (i) pursuant to effective registration statements filed with the Securities and Exchange Commission and/or (ii) in reliance on valid exemptions from registration or qualification thereunder. Set forth in Exhibit E attached hereto is a list of all record holders of Parent Common Stock as of the date hereof and immediately prior to the Effective Time, which list is complete and correct and accurately reflects the share holdings of the Parent as of the date hereof.

Section 5.8  Acquisition Corp. Acquisition Corp. is a Nevada corporation and a wholly-owned subsidiary of Parent that was formed on May 8, 2007 specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other securities of Acquisition Corp., other than the capital stock of Acquisition Corp. owned by Parent.

Section 5.9  Validity of Shares. The shares of Parent Common Stock to be issued in accordance with Article III hereof, when issued and delivered in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and non-assessable.

Section 5.10  SEC Reporting and Compliance.

(a)  Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on May 13, 2004. Since that date, Parent has timely filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed by Parent pursuant to the Exchange Act. Parent has not filed with the Commission a certificate on Form 15 pursuant to the Exchange Act.

(b)  Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. Each of the Parent SEC Documents complied, and each Parent SEC Document to be filed with the Commission prior to the Effective Date shall comply, in all material respects, with the applicable requirements of the Securities Act and the Securities Exchange, as the case may be. Each of the financial statements (including, in each case, any related notes), contained in the Parent SEC Documents, including any Parent SEC Documents filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto.

(c)  Except as set forth below, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since December 31, 2006. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since December 31, 2006 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent. Since December 31, 2006, Parent has filed the following reports on Form 8-K:

•	A report on Form 8-K filed January 9, 2007

•	A report on Form 8-K filed February 2, 2007

(d)  Parent is not an “investment company” within the meaning of Section 3 of the Investment Company Act.

(e)  The Parent Common Stock is listed on the Over-The-Counter Bulletin Board exchange under the symbol “CNEW.”

(f)  Between the date hereof and the Closing Date, Parent shall continue to satisfy any applicable filing requirements of the Exchange Act or the Securities Act, as the case may be, and all other requirements of applicable securities laws.

(g)  To the knowledge of Parent, Parent has complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

Section 5.11  Financial Statements. The balance sheets, and statements of income, stockholders’ equity and cash flows (including any notes thereto) contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP, (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 5.12  No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell Parent Common Stock by any form of general solicitation or advertising.

Section 5.13  Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. will have any liabilities at Closing, except as disclosed in Schedule 5.13 Schedule 5.13 also details how any such disclosed liabilities will be applied and dealt with by the parties post-closing.

Section 5.14  Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, Parent has not (a) incurred any debts, obligations or Liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current Liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or Liability other than, current liabilities shown on the Parent Balance Sheet and current Liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Parent Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a Parent Material Adverse Effect, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate, or (r) entered into any Contract, agreement or license, or otherwise obligated itself, to do any of the foregoing.

Section 5.15  Tax Returns and Audits. Except as provided in Schedule 5.15, all required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Parent Material Adverse Effect. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 5.16  Employee Benefit Plans; ERISA.

(a)  Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent, whether written or unwritten and whether or not funded. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)  Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been made available to the Company.

(c)  All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)  There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits that have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e)  There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan and Parent has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)  No actual or, to the knowledge of Parent, contingent Liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the Parent Financial Statements or the Parent SEC Documents, and to the knowledge of the Parent, no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

Section 5.17  Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any Contract to which the Parent is a party or by which it may be bound or affected.

Section 5.18  Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for (a) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of record of any such corporations, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.19  Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents, the Parent has no Liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any Liability, obligation or commitment to the Parent.

Section 5.20  Schedule of Assets and Contracts. Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any Contract not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Parent is not a party to any Contract (a) with any labor union, (b) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) for the employment of any officer, individual employee or other Person on a full-time basis or any contract with any Person for consulting services, (d) with respect to bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with any or all of the employees of Parent or any other Person, (e) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranteeing of any Indebtedness, (g) under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) granting any preemptive right, right of first refusal or similar right to any Person, (j) with any Affiliate of Parent or any present or former officer, director or stockholder of Parent, (k) obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) containing a covenant not to compete or other restriction on the parent’s ability to conduct a business or engage in any other activity, (m) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) regarding the registration of securities under the Securities Act, (o) characterized as a collective bargaining agreement, or (p) with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Parent has furnished to the Company true and complete copies of all agreements and other documents requested by the Company.

Section 5.21  Environmental Matters.

(a)  The Parent has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)  The historical and present operations of the business of the Parent compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)  (i) The Parent has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Parent is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any written notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) written notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Parent has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)  There are no material pending or, to the knowledge of Parent, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Parent relating to any Environmental Law; and, to the knowledge of Parent, there are no conditions or occurrences on any of the real property used by Parent in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Parent, except such as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.22  Employees. Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

Section 5.23   Title to Property and Encumbrances. Parent has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate constitute a Parent Material Adverse Effect.

Section 5.24  Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by Parent are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Parent’s existing business.

Section 5.25  Insurance Coverage. There is no policy of insurance issued to the Parent. Parent has not been refused any insurance coverage sought or applied for, and Parent has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of Parent. No suit, proceeding or action or, to the best current actual knowledge of Parent, threat of suit, proceeding or action has been asserted or made against Parent due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by Parent.

Section 5.26  Disclosure. There is no fact relating to Parent or Acquisition Corp. that Parent has not disclosed to the Company in writing that has had, is having or is reasonably likely to have a Parent Material Adverse Effect. No representation or warranty by Parent or Acquisition Corp. herein and no information disclosed in the exhibits hereto by Parent or Acquisition Corp. contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
CONDUCT OF BUSINESSES PENDING THE MERGER

Section 6.1  Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i)  the business of the Company shall be conducted only in the ordinary course consistent with the past practice;

(ii)  the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company Capital Stock; (B) amend its certificate of incorporation or by-laws except to effectuate the transactions contemplated in this Agreement; or (C) split, combine or reclassify the outstanding Company Capital Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(iii)  the Company shall not (A) issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Capital Stock, except to issue shares of Company Capital Stock in connection with the exercise of Common Stock Options; (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement; or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination; and

(iv)  the Company shall use its reasonable best efforts to preserve intact the business of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it.

Section 6.2  Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated expressly permitted by this Agreement:

(i)  the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course consistent with past practice;

(ii)  neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii)  neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement, or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv)  Parent shall use its best efforts to preserve intact the business of Parent and Acquisition Corp., to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with Parent and Acquisition Corp.;

(v)  neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). Parent will promptly advise the Company in writing of any such inquiries or Acquisition Proposal (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(vi)  neither Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1  Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (i) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (ii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that: (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information); (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing; and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request provided, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 7.2  Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, Consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

Section 7.3  Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission; provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any of the same prior to its release.

Section 7.4  Appointment of Directors. Immediately upon the Effective Time, Parent shall, in accordance with Section 2.3(d), accept the resignations and cause the appointments of those officers and directors of Parent identified in Exhibit C hereto, subject to any notice and waiting period requirements of federal law. At the first annual meeting of Parent’s stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

Section 7.5  Reserved.

Section 7.6  Spinoff of Existing Business Operations. The parties acknowledge and confirm that Parent’s Board of Directors has approved a spinoff of its wholly owned subsidiary, Media Sentiment, Inc., and declared a record date of April 20, 2007 for the shareholders entitled to distribution of the Media Sentiment shares. The net result of this resolution is that following a registration of these shares of the Subsidiaries Common Stock with the Securities and Exchange Commission, the shares will be issued to the shareholders of record as of April 20, 2007 of Parent and the business operations, assets (including all intellectual property) and liabilities of Media Sentiment, Inc. in their entirety will no longer be owned by, or any part of, the Parent. Consequently, shareholders who obtain their shares in Parent as a result of this merger will thereafter have no interest therein. The Company further acknowledges, represents, warrants and agrees that it will: (1) support and consummate this spinoff of Media Sentiment shares as already approved, (2) not vary or delay this process in any way, and (3) ensure that the shares of Media Sentiment’s common stock are registered and transferred upon registration to, and only to, the shareholders identified in the Board’s approval as attached hereto in Schedule 7.6. The Company further acknowledges and agrees that an escrow has been set up with the Parent’s attorneys to hold the shares to be registered and issued as provided in Schedule 7.6 and that they have been given irrevocable instructions to distribute the shares to the identified shareholders upon clearance of a registration statement which the company has agreed to file for these shares.

Section 7.7  Names Changes. As soon as practicable on or after the Effective Time, Parent shall take all required legal actions to change Parent’s corporate name as determined by the Parent’s new Board of Directors following the Effective Time. (the “Name Change”).

Section 7.8  Stockholder Consent.

(a)  So long as the Board of Directors of the Company shall not have withdrawn, modified or changed its recommendation in accordance with the provisions of Section 7.8(b) hereof, the Company, acting through its Board of Directors, shall, in accordance with Tennessee law and its certificate of incorporation and by-laws, take all actions reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders. The Company shall notify each Stockholder, whether or not entitled to vote, of the proposed Company stockholders’ meeting. Such meeting notice shall state that the purpose, or one of the purposes, of the meeting is to consider the Merger and shall contain or be accompanied by a copy or summary of this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be required to take all actions reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders if the Company’s Board of Directors and the requisite Stockholders otherwise take all actions reasonably necessary to approve this Agreement and the transactions contemplated hereby by written consent in lieu of a meeting of the stockholders of the Company to the extent permitted by applicable law.

(b)  The Board of Directors of the Company shall unanimously recommend such approval and shall use all reasonable efforts to solicit and obtain such approval; provided, however, that the Board of Directors of the Company may at any time prior to approval of the Stockholders (i) decline to make, withdraw, modify or change any recommendation or declaration regarding this Agreement or the Merger or (ii) recommend and declare advisable any other offer or proposal, to the extent the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that withdrawing, modifying, changing or declining to make its recommendation regarding this Agreement or the Merger or recommending and declaring advisable any other offer or proposal is necessary to comply with its fiduciary duties under applicable law (which declinations, withdrawal, modification or change shall not constitute a breach by the Company of this Agreement). The Company shall provide written notice to Parent promptly upon the Company taking any action referred to in the foregoing proviso.

(c)  Pursuant to the NRS, at any time before the certificate of merger is filed with the Secretary of State of the State of Nevada, including any time after the Merger is authorized by the Stockholders, the Merger may be abandoned and this Agreement may be terminated in accordance with the terms hereof, without further action by the Stockholders.

ARTICLE VIII
CONDITIONS OF PARTIES’ OBLIGATIONS

Section 8.1  Company Obligations. The obligations of Parent and Acquisition Corp. under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)  No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)  No Company Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in a Company Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to result in a Company Material Adverse Effect.

(d)  Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 8.1.

(e)  No Restraining Action. No Action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(f)  Supporting Documents. Parent and Acquisition Corp. shall have received the following:

(1)  Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)  A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the certificate of incorporation and by-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified since the date hereof.

(3)  Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Tennessee.

Section 8.2  Parent and Acquisition Corp. Obligations. The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions any of which may be waived in whole or in part by the Company:

(a)  No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)  No Parent Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in a Parent Material Adverse Effect and no event has occurred or circumstance exists that would be reasonably expected to result in such a Parent Material Adverse Effect.

(d)  Certificate of Officers. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 8.2.

(e)  Supporting Documents. The Company shall have received the following:

(1)  Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by them pursuant hereto.

(2)  A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3)  A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the certificate of merger with the Secretary of State of the State of Nevada: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required to be obtained by Parent or Acquisition Corp. for the execution and delivery of this Agreement and the consummation of the Merger shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted against Parent or Acquisition Corp. to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(4)  A certificate of Parent’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(5)  The executed resignations of all directors and officers of Parent, with the director resignations to take effect following the notice period required by federal law, and (ii) executed releases from each such director and officer in the form and substance acceptable to the Company in its sole discretion.

(6)  Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation.

(7)  Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE IX
INDEMNIFICATION AND RELATED MATTERS

Section 9.1  Indemnification by Parent. The Parties shall indemnify and hold each other harmless (the “Indemnified Parties”), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of the other party in this Agreement or in any certificate delivered by the other party pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by the other party to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with the other party in connection with any of the transactions contemplated by this Agreement, (d) Taxes attributable to any transaction or event occurring on or prior to the Closing by the other party, (e) any claim relating to or arising out of any Liabilities of the other party on or prior to Closing or with respect to accounting fees arising thereafter, or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the other party or any holder of the other party prior to the Effective Time.

Section 9.2  Survival. All representations, warranties, covenants and agreements of Parent and Acquisition Corp. contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Closing Date. The representations and warranties of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at, and have no further force and effect after, the Effective Time.

Section 9.3  Time Limitations. Neither Parent nor Acquisition Corp. shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or agreement to be performed and complied with prior to the Effective Time, unless on or before the three month anniversity of the Effective Time (the “Claims Deadline”), Parent is given notice of a claim with respect thereto, in accordance with Section 9.5, specifying the factual basis therefore in reasonable detail to the extent then known by the Indemnified Parties.

Section 9.4   Notice of Claims.

(a)  If, at any time on or prior to the Claims Deadline, Indemnified Parties shall assert a claim for indemnification pursuant to Section 9.1, such Indemnified Parties shall submit to Parent a written claim stating: (i) that a Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof of any such Damages; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim. If the claim is for Damages which the Indemnified Parties reasonably believe may be incurred or are otherwise unliquidated, the written claim shall be deemed to have been asserted under this Article IX in the amount of such estimated Damages, but no payment for indemnification shall be made until such Damages have actually been incurred.

(b)  In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which Parent may have liability under this Article IX, the Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party; provided, however, that a Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Parent, if representation of the Indemnified Party by counsel retained by Parent would be inappropriate because of actual or potential differing interests between Parent and the Indemnified Party. In connection with any action, suit or proceeding subject to this Article IX, Parent and each Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Parent shall not, without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Indemnified Parties for any liability arising out of such claim or demand.

ARTICLE X
TERMINATION PRIOR TO CLOSING

Section 10.1  Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)  by the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Effective Time, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)  by Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)  by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;

(e)  by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to May 15, 2007, for any reason other than delay or nonperformance of the party seeking such termination;

(f)  by the Company if the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that termination pursuant to this Section 10.1(f) is necessary to comply with its fiduciary duties under applicable law as provided in Section 7.8 hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Amendments. Subject to applicable law, this Agreement may be amended or modified by the parties hereto by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto at any time prior to the Effective Time; provided, however, that after the approval of the Merger by the requisite Stockholders, no amendment or modification of this Agreement shall be made that by law requires further approval from any Stockholders without such further approval.

Section 11.2  Notices. Any notice, request, instruction, other document or communications to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of delivery if by electronic mail, (c) upon receipt of a transmission confirmation (with a confirming copy delivered personally or sent by overnight courier) if sent by facsimile or like transmission, or (d) on the next business day when sent by Federal Express, United Parcel Service, U.S. Express Mail or other reputable overnight courier for guaranteed next day delivery, as follows:

If to Parent or Acquisition Corp., to:	California News Tech Attention: Marian Munz 825 Van Ness Avenue Suite 406-407 San Francisco, California 94109 Telephone: (415) 861-3421

If to the Company, to:	Debut Broadcasting Corporation, Inc. Attention: Steven Ludwig 1209 - 16th Avenue South, Suite 200 Nashville, Tennessee 37212 Telephone: (615) 866-0530

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 11.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including arbitration arising in connection with this Agreement), which service shall be effected as required by applicable law.

Section 11.3  Entire Agreement. This Agreement and the exhibits attached hereto or referred to herein constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

Section 11.4  Expenses. Except as otherwise expressly provided herein, whether or not the Merger occurs, all expenses and fees incurred by Parent and Acquisition Corp. on one hand, and the Company on the other, shall be borne solely and entirely by the party that has incurred the same; provided, that if the Merger occurs, Parent agrees to pay, and shall cause the Surviving Corporation to pay, any unpaid fees and expenses of the Company (including fees and expenses of its counsel and other advisors) in connection with the consummation of the transactions contemplated by this Agreement.

Section 11.5  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.6  Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without, in the case of Parent and Acquisition Corp., the prior written approval of the Company and, in the case of the Company, the prior written approval of Parent.

Section 11.7  No Third Party Beneficiaries. Except as set forth in Section 9.1 and Section 11.6, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

Section 11.8  Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 11.9  Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and breaches of the warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 11.10  No Constructive Waivers. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.11  Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out fully the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12  Recitals. The recitals set forth above are incorporated herein and, by this reference, are made part of this Agreement as if fully set forth herein.

Section 11.13  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.14  Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to its conflicts of law principles.

Section 11.15  Dispute Resolution. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 11.15. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted in the English language under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Las Vegas, Nevada by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Section 11.15 shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.

Section 11.16  Interpretation.

(a)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)  The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to the Company shall be Steven Ludwig. For the purposes hereof, the “Applicable Knowledge Group” with respect to Parent and the Acquisition Corp. shall be Mr. Marian Munz.

(e)  The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f)  For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g)  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h)  A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:

DEBUT BROADCASTING CORPORATION, INC.

By:	/s/ Steven Ludwig
Name:	Steven Ludwig
Title:	CEO

PARENT:

CALIFORNIA NEWS TECH

By:	/s/ Marian Munz
Name:	Marian Munz
Title:	President

ACQUISITION CORP.:

DB ACQUISITION CORP.

By:	/s/ Marian Munz
Name:	Marian Munz
Title:	President

Exhibit A

Certificate of Incorporation of Surviving Corporation

STATE OF TENNESSEE

ARTICLES OF INCORPORATION

FOR

THE MARKETING GROUP, INC.

Pursuant to the provisions of the Tennessee Business Corporation Act, the undersigned hereby submits the following:

1.	The name of the corporation is:

The Marketing Group, Inc.

2.	The number of shares that the corporation is authorized to issue is:

5,000 shares of common stock, no par value.

3.	The name and address of the incorporator is:

James A. Freeman, III
Blackburn, Slobey, Freeman & Happell, P.C.
414 Union Street, Suite 2050
Nashville, TN 37219

4.	The street address of the corporation’s principal office is:

5716 Hickory Plaza Drive, Suite 600
Nashville, TN 37211

5.	The name and address of the registered agent of the corporation is:

James A. Freeman, III
Blackburn, Slobey, Freeman & Happell, P.C.
414 Union Street, Suite 2050
Nashville, TN 37219

6.	The corporation is for profit

7.	The incorporator shall have the power to act as the first board of directors of the corporation pursuant to the Tennessee Business Corporation Act.

8.
All directors shall be indemnified to the extent permitted by the laws of the State of Tennessee. No director may be sued by the corporation or its shareholders for breach of his or her fiduciary duty to the corporation, provided however, that this provision shall not absolve a director from a breach of his or her duty of loyalty or for his or her acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for distributions in violation of the Tennessee Business Corporation Act.

IN WITNESS WHEREOF, the undersigned has set his hand on this 10th day of August, 1999.

/s/ James A. Freeman III
James A. Freeman III
Incorporator

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DEBUT BROADCASTING CORPORATION, INC

DEBUT BROADCASTING CORPORATION, INC., a corporation organized and existing under the laws of the State of Tennessee, hereby certifies that the original Articles of Incorporation was filed on August 10, 1999 under the name THE MARKETING GROUP, INC., and thereafter, Articles of Amendment changing the corporation’s name to DEBUT BROADCASTING CORPORATION, INC. was filed on March 30, 2007, and hereby further certifies that the text of the Articles of Incorporation as heretofore filed, including any and all prior amendments thereto, is hereby restated with the below stated amendments and changes, to read in its entirety as follows:

FIRST: The name of the corporation is DEBUT BROADCASTING CORPORATION, INC. (the “Corporation”).

SECOND: The address of the registered office and the Principal Office and Incorporator of the Corporation in the State of Tennessee is 1209 16th Avenue South, Nashville, Tennessee 37212. The name of the Incorporator and registered agent of the Corporation at such address is Stephen K. Rush.

THIRD: The purposes of the Corporation are the following:

(a) To transact all lawful business for which corporations may be incorporated pursuant to the Corporations Act of the State of Tennessee; and

(b) To carry on any business whatsoever that the Corporation may deem proper or convenient in connection with the foregoing purpose or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of the Corporation and to have and to exercise all powers conferred by the laws of the State of Tennessee on corporations formed under the laws pursuant to which and under the Corporation is formed, as such laws are now in effect or may be amended at any time hereafter, and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either alone or in connection with other persons, firms, associations, or corporations, and in any part of the world.

The foregoing clauses are to be construed as purposes and objects of the Corporation, and the matter expressed in each clause shall in no way be limited by reference or inference from the terms of any other clause, but shall be regarded as an independent purpose and object; the enumeration of specific objects and purposes shall not be construed or limit or restrict in any manner the general powers and rights of the Corporation as provided by law, nor shall the expression of one purpose or object be determined to exclude or another, although it be of like nature but unexpressed.

FOURTH: The total number of shares is ten million (10,000,000) shares of common stock having no par value (the “Common Stock”).

Common Stock. All common stock shall be of the same class and shall have full voting power, that is, one vote per share unless otherwise restricted as shall be stated, and expressed, in the resolution or resolutions providing for the issue of such Common Stock as may be adopted by the Board of Directors.

FIFTH: The business and affairs of the Corporation shall be managed by the Board of Directors. The directors need not be elected by ballot unless required by the By-laws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Tennessee, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws.

SEVENTH: The Corporation reserves the right to amend and repeal any provision contained in this Articles of Incorporation in the manner prescribed by the laws of the State of Tennessee. All rights conferred in this Articles of Incorporation are granted subject to this reservation.

EIGHTH: NONLIABILITY AND INDEMNITY

(a)  To the fullest extent that the Tennessee Business Corporation Act as it exists on the date hereof or as it may be amended hereafter permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the Tennessee Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act. The provisions of this part (a) shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this part (a) became effective, if such a limitation or elimination of liability of director for such acts or omission is prohibited by the Tennessee Business Corporation Act as then in effect. Any repeal or modification of the provisions of this part (a) by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

(b) The Corporation shall have the power to indemnify any director, officer, employee, or agent of the Corporation, or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may be amended hereafter, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.

(c) By action of the Board of Directs, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee, or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines, and amounts paid in settlement) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may be amended hereafter, and whether or not the Corporation would have the power or would be required to indemnify such person under the terms of any agreement or by-law or the Tennessee Business Corporation Act. For purposes of this part (c), “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

DEBUT BROADCASTING CORPORATION, INC. further certifies as follows:

1. This Amended and Restated Articles of Incorporation was approved and proposed by the board of directors and the shareholders of the Corporation on April 25, 2007.

2. The capital of the Corporation has not been and shall not be reduced under or by reason of this Amended and Restated Articles of Incorporation.

3. This Amended and Restated Articles of Incorporation shall be effective when filed by the Secretary of State Division of Corporations.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by its duly authorized officer as set forth below this 25th day of April, 2007.

DEBUT BROADCASTING CORPORATION, INC.
By:	/s/ Robert Marquitz
Title:	President

Exhibit B

By-Laws of Surviving Corporation

BYLAWS

OF

THE MARKETING GROUP, INC

OFFICES

1. The principal place of business (hereafter the “principal office”) for The Marketing Group, Inc (hereafter the “Corporation”) shall be 5716 Hickory Plaza Drive, Suite 600, Nashville, Tennessee 37211, and the Corporation may have such other offices for the conduct of its business as the Board of Directors may from time to time deem necessary.

SEAL

2. The Corporation shall not have a seal as it is no longer required by the laws of the State of Tennessee.

MEETING OF SHAREHOLDERS

3. PLACE OF MEETINGS. Both annual and special meetings of the Shareholders of the Corporation shall be held at the principal office of the Corporation unless otherwise designated by the Board of Directors.

4. ANNUAL MEETING. An annual meeting of the Shareholders shall be held for the purpose of electing members of the Board of Directors and for the transaction of such other business as may be properly raised at such meeting. Such annual meeting shall be held as soon after March 15 of each calendar year as possible.

5. SPECIAL MEETINGS. Special meetings of the Shareholders may be called by the President, a majority of the Board of Directors or by the holders on not less than one-tenth (1/10th) of all of the shares entitled to vote at such meeting or as provided by law. In order for the requisite number of Shareholders to call a special meeting, they must send their request in a writing stating the purpose(s) for such meeting to the President or the Secretary. The President or Secretary must immediately call the requested special meeting. If the President or Secretary fail to call such meeting within twenty (20) days after his receipt of such request, any Shareholder executing such written request may call such meeting. At any special meeting of the Shareholders, only such business may be transacted as is related to the purposes set forth in the notice thereof.

6. NOTICE OF SHAREHOLDER MEETINGS. Written notice stating the place day and hour of Shareholder meetings and, in the case of a special meeting, the purpose(s) for and person(s) calling such meeting shall be delivered either personally or by mail to each Shareholder, entitled to vote at the meeting by or at the direction of the President, Secretary, officer or person calling the meeting. If mailed, then such notice shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting and shall be deemed to be delivered when deposited in a United States mailbox, postage prepaid, directed to the Shareholder's mailing address as it appears in then current records of the Corporation. If delivered personally, then such notice shall be delivered not less than (5) days nor more than sixty (60) days before the date of the meeting and shall be deemed delivered when actually received by the Shareholder. In addition, the person delivering such notice shall certify that the notice required by the paragraph has been given.

No notice of any annual or special meeting of Shareholders needs to be give to a Shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after such meeting. A written waiver of notice does not have to state the purpose of meeting, but must state the originally scheduled meeting date. The attendance of any Shareholder, in person or by proxy, at any annual or special meeting without protesting the lack of notice of such meeting upon his arrival at such meeting shall constitute a waiver of notice by him.

Except as set forth in Section 8 of these Bylaws, no notice of any adjourned meeting needs to be given.

7. QUORUM REQUIREMENTS. The presence of the holders of a majority of all of the Corporation's issued shares entitled to vote shall constitute a quorum for the transaction of business. A meeting may be adjourned by the Shareholders, who are present in person or by proxy, despite the absence of a quorum.

8. ADJOUNEMENT. Written notice of any adjournment need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. If the Board of Directors sets a new date and/or time for the adjourned meeting after the adjournment, then notice of the new date and/or time of the adjourned meeting shall be given to each Shareholder entitled to vote at such meeting in accordance with Section 6 of these Bylaws. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

9. PROXIES AND VOTING. Every shareholder entitled to vote at a meeting may do so either in person or by a written proxy that shall be filed with the Secretary at the meeting before being voted. Such proxy shall entitle the holders thereof to vote at any adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be valid eleven (11) months after the date of its execution unless otherwise provided in the proxy.

For purposes of transacting business at a meeting at which a quorum is present, the unanimous vote of the Shareholders shall be required to determine the answer to any issue raised at the meeting.

BOARD OF DIRECTORS

10. QUALIFICATION AND ELECTION. Directors need not be shareholders or residents of the State of Incorporation, but must be of legal age. They shall be elected by the unanimous vote of the Shareholders at their annual meetings. Each Directors shall hold office until the expiration of his term and thereafter until his successor has been elected and qualifies to serve.

11. NUMBER AND TERM. There shall be no fewer than one (1) and no more than five (5) Directors. The number of Directors may be altered from time to time by the Shareholders entitled to vote thereon or by a majority of the entire Board of Directors, provided it shall never be less than the number required by law. The Directors shall serve for a one (1) year term.

12. DUTIES & STANDARD OF CONDUCT. The Board of Directors shall be responsible for the management of the Corporation and may exercise such powers and so such acts as are necessary to the fulfillment of its responsibilities unless prohibited by the Corporation's Charter, these Bylaws or the laws of the State of Tennessee. Furthermore, the Board of Directors shall discharge these duties in accordance with the standard of conduct prescribed by the laws of the State of Tennessee.

13. MEETINGS. The annual meeting of the Board of Directors shall be held immediately after the adjournment of the annual meeting of the Shareholders, at which time the officers of the Corporation shall be elected and any other business may be transacted. The Board of Directors may change the place, date and/or time of such meeting. Reasonable and customary records of the meeting shall be prepared. The Board of Directors, at its discretion, may designate more frequent intervals for its meetings. Special meetings may be called at any time by the Chairman of the Board of Directors, the President or any two (2) Directors, provided that notice of such special meeting is given in accordance with Section 14 of these Bylaws.

14. NOTICE OF DIRECTORS' MEETINGS. The annual and all regular Board meetings may be held without notice unless the Board of Directors shall fix a new regular meeting date and/or change the place and time of any regular meeting. A special meeting of the Board shall be held upon notice delivered either by U.S. Mail postage prepaid, or by hand delivery or by telephone, telecopier or similar means. If notice is mailed via U.S. Mail, postage prepaid, then it must be mailed to each Director at the address of his usual place of business not less than ten (10) days before the meeting or as otherwise provided by law. If notice is delivered by any of the other aforementioned means, then it shall be given to each Director not less than twenty-four (24) hours prior to such meeting. A Directors shall be deemed to have waived his right to notice of a meeting, which required the provision of notice, if he attends said meeting and does not protest the lack of notice to him upon his arrival at the meeting or if he submits a written waiver of notice of such meeting, whether before or after the meeting.

15. QUORUM & ADJOURNMENT. The presence of a majority of Directors then in office shall constitute a quorum for the transaction of business at any meeting, except as otherwise provided in the Corporation's Charter, these Bylaws or the law. A meeting may be adjourned by a majority of the Directors present at a meeting despite the absence of a quorum. Written notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken and if the period of adjournment does not exceed thirty (30) days in any one adjournment. At any adjourned meeting at which a quorum is present, and business may be transacted that might have been transacted on the original date of the meeting.

16. VOTING. For purposes of transacting business at a meeting at which a quorum is present, the unanimous vote of the Directors shall be required to determine the answer to any issue raised at the meeting.

EXECUTIVE COMMITTEE & OTHER COMMITTEES

17. HOW CONSTITUTED. The Board of Directors by a resolution adopted by a majority of its members, an Executive Committee and other committees, each consisting of three (3) or more Directors. Any committee may be abolished or re-designated from time to time by resolution adopted by a majority of the entire Board of Directors. Each committee shall serve at the pleasure of the Board of Directors.

18. POWERS. By resolution adopted by a majority of the entire Board of Directors, the Board of Directors may delegate to any committee all of the powers and authority of the Board of Directors to the extent provided in such resolution, except as provided by the law.

19. PROCEEDINGS. Each committee shall fix its own rules of procedure and may meet at such place, date and time and upon such notice as it shall determine from time to time. Each committee shall keep a record of its proceedings and shall report any such proceedings to the Board of Directors at the first meeting of the Board of Directors following any such proceedings.

20. QUORUM & VOTING. The presence of members constituting a majority of the total authorized membership of a committee, but not less than two (2) such members, shall constitute a quorum for the transaction of business at any meeting, except as otherwise provided in the Corporation's Charter, these Bylaws of the law. The act of the majority of the members present at any meeting at which a quorum is present, but not less than two (2) such members, shall be the act of such committee.

OFFICERS

21. NUMBER & STANDARD OF CONDUCT. The Corporation shall have a President and Secretary. The Corporation may have such other officers as the Board of Directors may from time to time deem necessary or advisable for the conduct of the Corporation's business. Any two (2) or more offices may be held by the same person, except the offices of President and Secretary. Any officer of the Corporation shall discharge his duties in accordance with the standard of conduct prescribed by the laws of the State of Tennessee.

22. ELECTION AND TERM. The officers shall be elected by the Board of Directors at its annual meeting. Each officer shall serve for a term of one (1) year and thereafter until his successor has been elected and qualifies to serve.

23. PRESIDENT. The President shall be the chief executive officer of the Corporation and shall preside at all of the meetings of both the Shareholders and the Board of

Directors. Subject to the direction of the Board of Directors, the President shall have general management and control of the business and affairs of the Corporation and shall have all powers and perform all duties as are commonly incident of the office of the chief executive officer or as from time to time may be assigned or delegated to him by the Board of Directors. He shall have the power to sign all contracts and other instruments for the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

24. VICE PRESIDENT. Each Vice President shall have such powers and duties as may be delegated to him by the Board of Directors or the President. One (1) Vice President shall be designated by the Board of Directors to exercise the powers and perform the duties of the President in the event of the President's absence or disability. In the absence of such designation, such powers shall be exercised and such duties shall be performed by the then-acting Vice President who was the earliest to be elected to such office.

25. TREASURER. The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation to the President. The Treasurer shall also perform such duties as the Board of Directors or the President may prescribe from time to time.

26. SECRETARY. The Secretary shall attend all meetings of the Shareholders and of the Board of Directors. At such meetings, he shall act as clerk thereof and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He shall perform the same or similar duties at any meeting of a committee of the Board of Directors when required. He shall give notice of meetings to the Shareholders and to the members of the Board of Directors, when such notice is required by the Corporation's Charter, these Bylaws or the law. He shall also perform such other duties as normally pertain to his office or as are prescribed to him form time to time by the Board of Directors or the President.

27. OTHER OFFICERS. Any other officers elected by the Board if Directors shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

28. DELEGATION OF AUTHORITY. In the event of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors temporarily may delegate the powers or duties of such officer to any other officer, employee or agent of the Corporation.

RESIGATIONS, REMOVALS AND VACANCIES

29. RESIGNATIONS. Any officer or Director may resign at any time by giving written notice to the Chairman of the Board of Directors, the President or the Secretary. Any such resignation shall be effective at the time specified therein or if no time is specified, then upon its acceptance by the Board of Directors.

30. REMOVAL OF OFFICERS. Any officer or agent may be removed by the Board of Directors if, in its judgment, the best interest of the Corporation will be served thereby.

31. REMOVAL OF DIRECTORS. Any or all of the Directors may be removed at any time either with or without cause by the unanimous vote of the Shareholders.

32. VACANCIES & NEWLY CREATED DIRECTORSHIPS. Newly created Directorships resulting from an increase in the number of Directors, and vacancies occurring in any office or Directorship for any reason except the removal of a Director without cause, may be filled by the vote of a majority of the Directors then in office, even if less than a quorum exists. Any Director elected by the Board of Directors to fill a vacancy shall serve only until the vacancy is filled by the Shareholders in accordance with these Bylaws. Any vacancy occurring in the Board of Directors as a result of the removal of a director without cause shall be filled by the Shareholders at a special meeting called for that purpose or at an annual meeting of the Shareholders.

CAPITAL STOCK

33. STOCK CERTIFICATES. Every shareholder shall be entitled to a stock certificate of the Corporation in such form as may be prescribed to the Board of Directors. Unless otherwise decided by the Board of Directors, such certificates must be signed by the President and the Secretary of the Corporation in order to be valid. All certificates shall be consecutively numbered and the names and addresses of the Shareholders, the number and class of shares held by each, and the dates when the respectively become the owners of record therefore, shall be entered in the Corporation's records.

34. TRANSFER OF SHARES. Shares of stock may be transferred on the books of the Corporation by delivery and surrender of the properly assigned certificate, subject to any restrictions on such transfer as imposed by either the applicable securities law or any shareholder agreement. For a certificate to be properly assigned certificate, the Corporation shall issue a new certificate to the person entitled thereto, the older certificate shall be canceled and the transaction recorded upon the books of the Corporation.

35. LOST, STOLEN OR DESTORYED CERTIFICATES. In the event of the loss or destruction of a certificate, the Board of Directors may direct a new certificate to be issued in the place of such lost or destroyed certificate of the Corporation upon its receipt of an affidavit of the person claiming that the certificate was lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion, may require as a condition precedent to the issuance thereof that the owner of such lost or destroyed certificate, or his legal representatives, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum and with surety or sureties as it may direct as indemnity against such claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

36. REGISTERED SHAREHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

37. FIXING OF RECORD DATE. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without meeting, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may set, in advance, a date as the record date for any such determination of the Shareholders except as otherwise provided herein. Such date shall not be more than fifty (50) nor less than ten (10) days before the date of any meeting and shall not be more than fifty (50) days prior to any other action. When a determination of Shareholders of record entitled to notice of or to vote at any meeting of Shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Board of Directors sets a new record date for the adjourned meeting.

CORPORATE RECORDS AND INSPECTION OF BOOKS

38. The principal books and records of the Corporation shall be kept at the principal office of the Corporation with all other records being kept at such other locations at the Board of Directors deems advisable. Subject to any right of inspection provided by law, the Board of Directors shall determine from time to time whether and, if allowed, when under what conditions the accounts and books of the Corporation shall be open to the inspection of the Shareholders. The Shareholders' rights with respect to the inspection of the records and books of the Corporation are and shall be restricted and limited according to the foregoing.

DIVIDENDS, RESERVES AND COMPENSATION

39. DIVIDENDS. All earned dividends derived from the stock of the Corporation or other distributions may be declared by the Board of Directors at its regular or special meetings. Subject to any applicable provisions of law and the Corporation's Charter, any such dividend or distributions may be paid in cash, property, bonds or shares or the Corporation including the bonds or shares of other corporations.

40. RESERVES. Before the payment of any dividend or the distribution of any profits, the Board of Directors, in its sole discretion, may set aside much sum(s) from any surplus income of the Corporation that it from time to time deems necessary to establish and maintain a reserve fund from which any unexpected liabilities or other debts of the Corporation may be satisfied or for any other purpose the Board of Directors determines to be in the best interest of the Corporation. Such reserve fund may be modified or abolished at any time by the Board of Directors.

41. DIRECTOR'S COMPENSATION. Directors shall not receive a salary for their services. However, by a resolution of the Board of Directors, the Directors may be paid a fixed sum for their attendance at meetings and/or their reasonable expense associated with their attendance at such meetings. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

42. The compensation of the officers of the Corporation shall be as set by the Board of Directors from time to time.

ACTION BY CONSENT

43. Whenever the Shareholders or Board of Directors or any committee thereof are required or permitted to take any action by vote, such action may be taken without a meeting as evidenced by their written consent, which shall set forth the action so taken and shall be signed by all of the persons or entities entitled to vote thereon.

MEETING PARTICIPATION BY TELEPHONE

44. Any Shareholder or member of the Board of Directors or any committee thereof may participate in a meeting by mean of a conference telephone call or similar communications equipment allowing all persons participating in the meeting to hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

AMENDMENT OF BYLAWS

45. After prior written notice is circulated to all involved parties setting forth the details of the proposed change(s), these Bylaws may be amended, added to or repealed either by: (a) a majority vote of the shares present at any properly called Shareholders' meeting or (b) a majority vote of the entire Board of Directors. Any change made by the Board of Directors to the Bylaws may be amended or repealed by the Shareholders of the Corporation.

FISCAL YEAR

46. Unless otherwise determined by the Board of Directors, the fiscal year of the Corporation shall be the calendar year and shall terminate on the last day of each year.

BANKING

47. The Corporation shall establish and maintain banking relations as directed by the Board of Directors and as reasonably necessary for the operation of the business. All checks or demands for money and notes of the Corporation shall be signed by such officer(s) as the Board of Directors may from time to time designate. The President and the Board of Directors shall have authority and may from time to time, as reasonably required for the operation of the Corporation, enter into borrowing arrangements, loans, notes payable and other financing arrangements for the purchase of inventory, equipment and the payment of expenses.

SECURITIES & VOTING

48. TRANSFER OF SECURITIES. To the extent authorized by the Board of Directors, the President or any Vice President may sell, transfer, endorse and assign any shares, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, if requested or required, any instruments that may be appropriate to effect any such sale, transfer, endorsement, assignment.

49. VOTING AS SHAREHOLDER. Unless otherwise determined by resolution of the Board of Directors, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of shareholders of any corporation in which the Corporation may hold shares, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such shares. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person(s).

INDEMNIFICATION

50. The Corporation shall indemnify its officers, employees, agents and Directors to the fullest extent allowable under the law of the State of Tennessee.

CERTIFICATE

I certify that these Bylaws were duly adopted and approved by the Board of Directors and all Shareholders as of the 10th day of August, 1999, as evidenced by the minutes for the organizational meetings of the Corporation.

/s/ Robert Marquitz	/s/ Steven Ludwig
ROBERT MARQUITZ	STEVEN LUDWIG
Director/ Shareholder	Director/ Shareholder

/s/ Robert Guerra
ROBERT GUERRA
Director/ Shareholder

Exhibit C

Officers and Directors of Parent
Pre-Effective Time and Post-Effective Time

Pre-Effective Time:

Name	Office
Marian Munz	Director, CEO, President, Secretary
William White	CFO

Following Notice Filings:

The following persons shall be appointed as Officers of Parent:

Name	Office
Steven Ludwig	CEO, President, Secretary
Shannon Farrington	CFO
Stephen Rush	VP / General Counsel

The following persons shall be appointed as Directors of Parent:

Name
Robert Marquitz
Steven Ludwig
Frank A. Woods
Stephen Rush

Exhibit D

Notes to be Converted

At the Effective Time, the issued and outstanding Notes shall be converted into the number of shares of Media Sentiment, Inc. common stock indicated below.

Holder	Aggregate Outstanding Principal Amount	Expiration Date	Conversion Price	Number of Shares of Common Stock into which the Note shall be converted at the Effective Date
Marian Munz - Media Sentiment, Inc. Note	$63,000	6/1/07	$0.01	Subsidiary - Media Sentiment, Inc. : 6,300,000 shares
Tunde Munz - Media Sentiment, Inc. Note	$85,000	6/1/07	$0.01	Subsidiary - Media Sentiment, Inc. : 8,500,000 shares

Exhibit E

Parent Stockholder List

See attached.

Exhibit G

Certificate of Incorporation of Parent

Filing fee:
Receipt #:
Articles of Incorporation
(PURSUANT TO NRS 78)
STATE OF NEVADA
Secretary of State

(For filing office use)                                                                                                      (For filing office use)

IMPORTANT:
Read instructions on reverse side before completing this form.
TYPE OR PRINT (BLACK INK ONLY)

1.  NAME OF CORPORATION:         NewsSurfer.com Corporation
2.  RESIDENT AGENT: (designated resident agent and his STREET ADDRESS in Nevada where process may be served)
Name of Resident Agent:     Michael A. Cane
Street Address: 101 Convention Center Dr., Suite 1200            Las Vegas, NV  89109
                               Street No.                      Street Name                    City     Zip
3.    SHARES: (number of shares the corporation is authorized to issue)
Number of shares with par value: 25 Million Par value: $ .001 No. without par value: _________
4.    GOVERNING BOARD: shall be styled as (check one): X Directors ______ Trustees
The FIRST BOARD OF DIRECTORS shall consist of 1 member(s) and the names and addresses are as follows:
Michael A. Cane  101 Convention Center Dr., #1200, Las Vegas, NV 89109
Name                         Address           City/State/Zip

Name                         Address                 City/State/Zip

5.    PURPOSE: (optional) : The purpose of the corporation shall be:
6.    OTHER MATTERS: This form includes the minimal statutory requirements to incorporate under NRS 78. You may attach additional information pursuant to NRS 78.037 or any other information you deem appropriate. If any of the additional information is contradictory to this form it cannot be filed and will be returned to you for correction. Number of pages attached      0 .
7.    SIGNATURES OF INCORPORATORS: The names and addresses of each of the incorporators signing the articles.
      Michael A. Cane                             ___________________________________________
      Name (print)                                                     Name (print)
  PO Box 12927 Las Vegas, NV 89112                     ___________________________________________
  Address                City/State/Zip            Address              City/State/Zip

  ____________________________                  ___________________________________________
      Signature                    Signature

State of Nevada County of Clark                         State of _______________ County of _______________________

This instrument was acknowledged before me on            This instrument was acknowledged before me on
January 21, 1999,  by                      __________________________________, 19___, by
/s/  Michael A. Cane                              _________________________________________
Name of Person                         Name of Person as
incorporator of NewsSurfer.com Corporation____             as incorporator of ___________________________________________
/s/ Ann Marie Gibson                                                               ______________________________________
Notary Public Signature                    Notary Public Signature
(affix notary stamp or seal)                                  (affix notary stamp or seal)

8.     CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT:
I,           /s/  Michael A. Cane        hereby accept appointment as Resident Agent for the above named corporation.

___________________________________________                   01-21-99
 Signature of Resident Agent                                         Date

Certificate of Amendment to Articles of Incorporation
Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390)
__________________________________________________________________________________________________________________________

Certificate of Amendment to Articles of Incorporation
Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
-Remit in Duplicate-

1. The name of corporation: NEWSSURFER.COM CORPORATION.

2. The articles have been amended as follows (provide article numbers, if available):

Article I . The name of the corporation is CALIFORNIA NEWS TECH.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 99%.

4. Signatures (Required):

/s/ Marian Munz             /s/ Robert Jaspar
President or Vice President      and     Secretary or Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Exhibit H

Bylaws of Parent

See attached.